Exhibit 10.38

RETENTION PAYMENT, NON-COMPETITION, NON-SOLICITATION,

NON-DISPARAGEMENT, AND CONFIDENTIALITY AGREEMENT

Phillip J. Gaines:

YRC Worldwide, Inc., a Delaware corporation (“YRCW”), has determined that you are important to the operation of the business of YRCW and its affiliates As such, YRCW desires to provide you with an incentive to remain employed with YRCW through and after July 1, 2010 (the “Vesting Date”). Accordingly, YRCW is pleased to offer you the opportunity to receive the Retention Payment (defined below) described in this Retention Payment, Non-Competition, Non-Solicitation, Non-Disparagement, and Confidentiality Agreement (this “Agreement”), subject to the terms and conditions set forth below.

In addition, in the course of your work, you will, or have, become aware of information of a confidential nature pertaining to the business of YRCW. YRCW maintains policies and procedures with respect to the use and the dissemination of confidential information. Your employment creates a relationship of confidence and trust between you and YRCW with respect to any information applicable to the business of YRCW which may be, or has been, made known to you by YRCW or learned by you in the course of your work. You understand that you have an obligation to preserve the confidentiality of such information and use it only for the purpose for which it was obtained.

In consideration for the Retention Payment and confidential information, the receipt and adequacy of which are hereby acknowledged, you understand and agree that your undertakings set forth below are material and essential terms to YRCW, and accordingly you expressly agree that:

1.

Retention Payment. Subject to the terms and restrictions set forth in this paragraph, YRCW will pay you a retention payment in an amount equal to one times your base salary $340,000 as of the date of this Agreement (the “Retention Payment”); provided, you are still employed by YRCW on the Vesting Date. Unless otherwise provided within this Agreement, the Retention Payment will vest and become payable, less applicable tax withholding or other deductions, on the Vesting Date. If your employment with YRCW ends as a result of your resignation for any reason or your termination by YRCW with Cause before the Vesting Date, the Retention Payment will not vest and you will not be paid the Retention Payment. If your employment is terminated by YRCW without Cause before the Vesting Date, the Retention Payment will vest and will be paid to you, less applicable tax withholding or other deductions, six months following your termination by YRCW without Cause; provided, you have not breached any applicable provision of this Agreement, in which case the Retention Payment will not vest and YRCW will withhold payment of the Retention Payment as damages for any such breach. For purposes of this Agreement, “Cause” shall mean any of the following: (i) your conviction of a felony involving acts of dishonesty, fraud, or moral turpitude; (ii) your willful or repeated failure to perform your duties following 30 days notice of such failure and your failure to cure within such 30 days; (iii) willful misconduct material to your employment; (iv) material breach of YRCW policies or rules of which you have been made aware following 30 days notice of such breach and your failure to cure within such 30 days; (v) your material and demonstrable dishonesty related to your employment; or (vi) gross negligence in the performance of your job duties. For purposes of the Agreement, your employment with YRCW will not be considered terminated without Cause unless the termination without Cause meets the requirements of a “separation from service” as defined in Section 409A.

2.

Non-Competition. You acknowledge that the agreements and covenants contained in this Section 2 of this Agreement are essential to protect the value of the business and assets of YRCW and its affiliates and by your prior and continued employment with YRCW you have obtained, and will continue to obtain, valuable confidential information, knowledge, contacts, and experience, and there is a substantial probability that such confidential information, knowledge, contacts, and experience could be used to the substantial advantage of a competitor of YRCW or its affiliates to YRCW’s or its affiliates’ substantial detriment. Therefore, you agree that so long as you are employed by YRCW and for the period commencing as of the day of your termination with YRCW, whether with or without Cause and whether before or after receipt of the Retention Payment, and ending 6 months following termination of your employment with YRCW (the “Restricted Period”), you shall not, and shall cause your controlled affiliates not to, directly or indirectly (other than in your capacity as an employee of YRCW or any of its affiliates), own, manage, engage in, operate, control, work for, consult with, render services for, do business with, maintain any interest in (proprietary, financial, or otherwise), or participate in the ownership, management, operation, or control of any business of providing products or services of the same or similar type as the products or services sold or delivered (or, pursuant to an existing business plan, will be sold or delivered) to customers of YRCW or any of its affiliates (the “Business”) in any geographic region for which you had direct or indirect responsibility on behalf of YRCW or any of its affiliates or in any geographic region for which you had confidential information of YRCW or any of its affiliates.

3.

Non-Solicitation. During the Restricted Period, you shall not and shall cause your controlled affiliates not to (other than in your capacity as an employee of YRCW or its affiliates): (i) cause, solicit, induce, or encourage any employees, consultants, or contractors of YRCW or its affiliates to leave such employment or service, (ii) hire, employ, or otherwise engage any such individual, (iii) cause, induce, or encourage any actual or prospective client, customer, supplier, or licensor of YRCW or its affiliates (including any existing or former customers of YRCW or its affiliates) to terminate or modify any such actual or prospective business relationship with YRCW or its affiliates, or (iv) develop a business relationship with any actual or prospective client, customer, supplier, or licensor to cause, induce, or encourage such individual to become a client, customer, supplier, or licensor of any business in which you are engaged that is competitive with the Business. The restrictions relating to actual or prospective clients, customers, suppliers, or licensors in this paragraph apply only to (a) those actual or prospective clients, customers, suppliers, or licensors with whom you had contact on behalf of YRCW during the last 12 months of your employment with YRCW, or (b) any of YRCW’s actual or prospective clients, customers, suppliers, or licensors about whom you had any confidential information during the last 12 months of your employment with YRCW. In no event shall it be a violation of this Section 3 to engage in solicitations incidental to general advertising or other general solicitation in the ordinary course not specifically targeted at such persons or to employ any person not solicited in violation hereof.

4.

Non-Disparagement. You agree that, during your employment with YRCW or at any time thereafter, you shall not make any public statement that is materially disparaging of the business of YRCW or its affiliates, or to the business reputation of any of the executive officers of YRCW or its affiliates or any of the employees of YRCW or its affiliates who are known to you to be employees of YRCW or its affiliates at the time of any such public statement. Your obligations under this Section 4 shall not apply to disclosures required by applicable law, regulation, or order of a court or governmental agency.

5.

Confidentiality. All information related to the business of YRCW or its affiliates that may be obtained by you from any source as a result of your employment shall be considered as confidential. Materials contained in customers’ files should always be regarded as confidential. You should always maintain appropriate administrative, technical, and physical safeguards over records in your possession to prevent unauthorized access. Information regarding strategic or tactical business plans; undisclosed business, operational, or financial data; ideas, processes, methods, techniques, systems, non-public information, models, devices, programs, computer software, or related information; documents relating to regulatory matters or correspondence with governmental entities; undisclosed information concerning any past, pending, or threatened legal dispute; pricing or cost data; the identity, reports, or analysis of business prospects; business transactions that are contemplated or planned; research data; personnel information or data; identities of users or purchasers of YRCW’s or its affiliates’ products or services; or any business methods, operations, or results of YRCW or its affiliates may not be disclosed to competitors, to the public, or to any person, nor can the preceding information be otherwise used except as your duties at YRCW may require or with the prior written approval of an authorized senior officer of YRCW. This applies to the period of your employment and thereafter. Trade practices, procedures, software, or other strategies which you develop in the course of performing responsibilities or using YRCW equipment or facilities are the property of YRCW. Upon termination of your employment, you are required to deliver to YRCW all documents, recordings, and other tangible records (including tapes, discs, or other similar media) that contain or are derived from YRCW’s or its affiliates’ confidential information.

6.

Reasonableness and Damages. You agree that the above obligations and covenants are reasonable in duration and scope, and agree that any arbitration panel or court of competent jurisdiction may reform such obligations to the extent necessary to enforce them under applicable law. You further agree and acknowledge that violation of these obligations and covenants would cause immeasurable and irreparable damage to YRCW and its affiliates. Accordingly, you agree that upon any actual or threatened violation of any of these obligations and covenants (i) you are required to return the Retention Payment to YRCW, and (ii) YRCW is entitled to withhold payment of the Retention Payment, to injunctive relief in any court of competent jurisdiction, and to any other remedies it may have.

The provisions of this Agreement are in addition to the provisions in any written employment agreement between YRCW and you, and will not affect your responsibilities or any other rights of YRCW under such agreements. This Agreement is not a contract of continuing employment. Employment is for no fixed term, and either you or YRCW may decide to terminate the employment relationship at any time for any reason.

This Agreement shall be governed by Kansas law, without regard to its choice of law principles, and will be binding on you, your heirs, executors, assigns, and administrators, and shall inure to the benefit of YRCW, its successors and assigns, and shall survive the termination of your employment with YRCW, regardless of the manner of such termination.

Each provision of this Agreement will be interpreted on its own. If any provision is held to be unenforceable as written, it will be enforced to the extent reasonable under the circumstances. In any case, the other provisions of this Agreement will not be affected.

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This Agreement constitutes the entire agreement among the parties and supersedes all prior agreements or understandings, if any, whether oral or written, with regard to the subject matter hereof. This Agreement is an integrated document and may not be modified or amended except in a writing signed by the parties hereto or their successors in interest.

I have signed and dated this Agreement below to indicate my acceptance of its provisions and to acknowledge that I have received a copy of this Agreement.

Phillip J. Gaines
President, Yellow Transportation

Date:

November 24, 2009

Phil Gaines

YRC Worldwide Inc.

10990 Roe Avenue

Overland Park, KS 66211

Dear Phil:

I am very glad to confirm with you that the Board of Directors recently approved a new payout schedule for the consideration you are to receive for the Retention Payment, Non-Competition, Non-Solicitation, Non-Disparagement and Confidentiality Agreement you signed earlier this year.

Instead of receiving one times your base of $340,000.00 in July, 2010 you will now receive three equal payments of $113,333.00 in January, April and July of 2010. If you voluntarily resign from the company before July 1, 2010 you will be required to repay any of the monies paid to you under this revised schedule. All other terms and conditions of the original agreement remain unchanged.

Thank you for your continued loyalty, commitment and extraordinary contributions to our company as we execute our comprehensive recovery plan.

Sincerely,

Jim Kissinger
EVP – Human Resources